Exhibit 10.21

ESCROW SHARES ALLOCATION AGREEMENT

This Escrow Shares Allocation Agreement (this “Agreement”) is made as of November 7, 2022, by and among InterPrivate II Acquisition Corp. (“Parent”), Getaround, Inc. (“the Company”) and certain stockholders of Parent whose names appear on the signature page of this Agreement (each, a “Party”, and collectively, the “Parties”), in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated May 11, 2022, by and among Parent, TMPST Merger Sub I Inc., TMPST Merger Sub II LLC, and the Company.

Recitals

A.    Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement;

B.    Pursuant to Section 3.03 of the Merger Agreement, the parties to the Merger Agreement agreed that: (i) 1,000,000 Escrow Shares would be allocated as agreed upon by Parent and the Company, including for the benefit of the Non-Redeeming Parent Stockholders; (ii) an additional 8,333,333 Escrow Shares would be set aside for the benefit of PIPE Investors as PIPE Protection Shares, and that if there is no PIPE Investment, such Additional Shares would be allocated as agreed upon by Parent and the Company, including for the benefit of the Non-Redeeming Parent Stockholders; provided, that if Parent and the Company fail to agree upon an allocation of the Additional Shares, then all of the Additional Shares will be allocated for the benefit of the Non-Redeeming Parent Stockholders; and (iii) in the event of a PIPE Investment, any Escrow Shares that remain following the expiration of the Protection Period would be distributed pro rata to the Company Stockholders;

C.    As defined in the Merger Agreement, a “Non-Redeeming Parent Stockholder” means each Parent Stockholder that will be a holder of shares of Parent Class A Stock or Parent Class B Stock as of the Effective Time and who will not have elected to redeem his, her or its shares of Parent Class A Stock (if any) pursuant to the Parent Organizational Documents prior to the Closing; and

D.    Given that, as of the date hereof, the parties to the Merger Agreement have not entered and presently do not anticipate entering into a PIPE Investment, and have not otherwise agreed on an allocation of the Escrow Shares, as contemplated by Section 3.03 of the Merger Agreement, Parent and the Company desire to memorialize the allocation of all 9,333,333 Escrow Shares to the Non-Redeeming Parent Stockholders pursuant to the Merger Agreement and to provide for the agreement by the EarlyBirdCapital Holders and the Class B Holders (each as defined below) to re-allocate the Excess Shares (as defined below) to the Company Stockholders.

Agreement

NOW, THEREFORE, in consideration of the foregoing, the Parties hereto agree as follows:

1.    Allocation of Escrow Shares. In accordance with Section 3.03 of the Merger Agreement, Parent and the Company hereby agree upon the allocation of the Escrow Shares as follows:

(a)    Subject to Section 2 and Section 3 below, all 9,333,333 Escrow Shares shall be allocated initially upon the Closing to the Non-Redeeming Parent Stockholders, which, for the avoidance of doubt, includes (i) any public holders of Parent Class A Stock, whether such Parent Class A Stock was acquired in Parent’s initial public offering or acquired in the secondary market, in each case who will not have timely elected to redeem his, her or its shares of Parent Class A Stock prior to the Closing (the “Public Holders”), (ii) the designees of EarlyBirdCapital, Inc. (the “EarlyBirdCapital Holders”) that hold the shares of Parent Class A Stock issued by Parent to such designees in a private placement pursuant to that certain letter agreement dated as of February 28, 2021, between Parent and EarlyBirdCapital (the “Representative Shares”), and (iii) all holders of Parent Class B Stock, including the Sponsor and the independent directors of Parent (the “Class B Holders,” and collectively with the Public Holders and the EarlyBirdCapital Holders, the “Bonus Share Recipients”, and the Escrow Shares allocated to the Bonus Share Recipients pursuant to this Section 1(a), the “Bonus Shares”).

(b)    The Bonus Shares shall be apportioned pro rata to each Bonus Share Recipient based on the number of shares of Parent Class A Stock held by such Bonus Share Recipient immediately following the Closing as a percentage of the total number of shares of Parent Class A Stock held by all Bonus Share Recipients immediately following the Closing, for the avoidance of doubt, after giving effect to redemptions of Parent Class A Stock and the automatic conversion of the Parent Class B Stock into shares of Parent Class A Stock, with any such Bonus Shares so apportioned to such Bonus Share Recipient rounded down to the nearest whole number of shares of Parent Class A Stock.

2.    Re-Allocation of Excess Shares to Company Securityholders. Notwithstanding Section 1 of this Agreement, the EarlyBirdCapital Holders and the undersigned Class B Holders, constituting all of the holders of Parent Class B Stock, hereby agree to re-allocate, as promptly as practicable, to the Company Stockholders on a pro rata basis (based on the pre-Closing capitalization of the Company, on an as-converted to Company Common Stock basis) that number of Bonus Shares in excess of an aggregate of 1,912,549 Bonus Shares to which the Class B Holders and EarlyBirdCapital Holders would otherwise have been entitled to receive pursuant to the allocation set forth in Section 1 of this Agreement (such excess number of shares of up to 7,420,784 shares of Parent Class A Stock, the “Excess Shares”), with the number of Bonus Shares otherwise receivable by the Class B Holders and EarlyBirdCapital Holders being reduced pro rata based on the total number of shares of Parent Class A Stock held by each such holder immediately following the Closing as a percentage of the total number of shares of Parent Class A Stock held by all such holders immediately following the Closing, for the avoidance of doubt, after giving effect to redemptions of Parent Class A Stock and the automatic conversion of the Parent Class B Stock into shares of Parent Class A Stock, with any such reduced number of Bonus Shares so apportioned to such Class B Holder or EarlyBirdCapital Holder rounded down to the nearest whole number of shares of Parent Class A Stock.

3.    PIPE Investment: Notwithstanding anything to the contrary herein, in the event the parties to the Merger Agreement enter into a PIPE Investment prior to the Closing, the provisions of Section 3.03(d) of the Merger Agreement shall govern the treatment of the PIPE Protection Shares, and the numbers of Bonus Shares and Excess Shares described herein shall be decreased proportionally.

4.    Miscellaneous.

(a)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

(b)    This Agreement may only be amended by execution of an instrument in writing signed on behalf of each of the Parties.

(c)    Each Party agrees to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by any other Party to evidence or reflect and to carry out the intent and purposes of this Agreement, including, for the avoidance of doubt, any written instructions to the Escrow Agent related hereto.

(d)    The execution of this Agreement by electronic signature and delivery by electronic communication or other electronic imaging shall be effective as delivery of a manually executed signature page of this Agreement.

(e)    This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

(f)    Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; provided, however, that if the Court of Chancery of the State of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the U.S. federal courts, such Legal Proceeding will be heard in, and each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of, the U.S. District Court for the District of

Delaware; provided, further, if the U.S. District Court for the District of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the Delaware state courts, such Legal Proceeding will be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the Delaware state courts located in Wilmington, Delaware (together with the U.S. District Court for the District of Delaware and the Court of Chancery of the State of Delaware, the “Chosen Courts”) in connection with any matter based upon or arising out of this Agreement. Each Party hereto and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and will not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party hereto and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified in the Merger Agreement. Notwithstanding the foregoing, any Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.

(g)    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY WILL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY WILL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

INTERPRIVATE II ACQUISITION CORP.

By:	/s/ Brandon Bentley

Name:	Brandon Bentley
Title:	General Counsel and Director

GETAROUND, INC.

By:	/s/ Sam Zaid

Name:	Sam Zaid
Title:	Chief Executive Officer

INTERPRIVATE ACQUISITION MANAGEMENT II LLC

By:	/s/ Ahmed M. Fattouh

Name:	Ahmed M. Fattouh
Title:	Managing Member of InterPrivate LLC, the Manager of InterPrivate Capital LLC

EARLYBIRDCAPITAL, INC.

By:	/s/ Steven Levine
Name:	Steven Levine
Title:	Chief Executive Officer

/s/ Jeffrey Harris
Name: Jeffrey Harris

/s/ Tracey Brophy Warson
Name: Tracey Brophy Warson

/s/ Matthew Luckett
Name: Matthew Luckett

/s/ Susan L. Decker
Name: Susan L. Decker

[Signature Page to Letter Agreement]